Exhibit 21.0

SUBSIDIARIES OF

ICF INTERNATIONAL, INC.

NAME	JURISDICTION OF INCORPORATION/ ORGANIZATION
ICF Consulting Group, Inc.	Delaware
ICF Consulting Pty, Ltd.	Australia
ICF Consultoria do Brasil, Ltda.	Brazil
ICF Consulting Canada, Inc.	Canada
ICF Associates, L.L.C.	Delaware
(d/b/a ICF Consulting Associates in Washington)
ICF Consulting Services, L.L.C.	Delaware
ICF Emergency Management Services, LLC	Delaware
ICF Incorporated, L.L.C.	Delaware
(d/b/a ICF (Delaware), L.L.C. in Arizona)
(d/b/a ICF Consulting, L.L.C. in California)
(d/b/a ICF, L.L.C. in Michigan)
(d/b/a ICF (Delaware), L.L.C. in Missouri)
(d/b/a ICF Delaware in New York)
(d/b/a ICF, L.L.C. in Texas)
(d/b/a ICF, L.L.C. in Virginia)
ICF Resources, L.L.C.	Delaware
Systems Applications International, L.L.C.	Delaware
ICF Services Company, L.L.C.	Delaware
ICF Consulting India Private Ltd.	India
ICF/EKO	Russia
ICF Consulting Limited	U.K.
Caliber Associates, Inc.	Virginia
(d/b/a Caliber Associates, Inc of Virginia in Washington)
Synergy, Inc.	Washington, D.C.
(d/b/a Synergy Defense Systems, Inc. in Alabama, Nevada, Virginia and Wisconsin)
(d/b/a DC Synergy, Inc. in California, Florida and New Jersey)
(d/b/a Synergy Systems Inc. in Oklahoma)
(d/b/a Synergy, Inc. (DC) in Utah)
Advanced Performance Consulting Group, Inc.	Maryland
Energy and Environmental Analysis, Incorporated	Virginia
Z-Tech Corporation	Maryland
Simat, Helliesen & Eichner, Inc.	Delaware
SH&E Limited	U.K.
Jones & Stokes Associates, Inc.	Delaware
ICF International Consulting (Beijing) Company, Ltd	China